Exhibit 5.1

Mayer Brown LLP
1675 Broadway
New York, New York 10019-5820

Main Tel (212) 506-2500
Main Fax (212) 262-1910
www.mayerbrown.com
September 2, 2009

CEF Equipment Holding, L.L.C.
10 Riverview Drive
Danbury, CT 06810
     Re: Asset Backed Notes
Ladies and Gentlemen:
     At your request, we have examined Amendment No. 3 to the Registration Statement on Form S-3 (File No. 333-132242), filed by CEF Equipment Holding, L.L.C., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) on August 15, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of Asset Backed Notes (the “Notes”). The Notes will be issued pursuant to an Indenture, dated as of September 11, 2009 (the “Agreement”), between GE Equipment Midticket LLC, Series 2009-1 (the “Issuer”) and Deutsche Bank Trust Company Americas, as indenture trustee, as more particularly described in the prospectus, dated August 26, 2009, and the prospectus supplement, dated September 2, 2009, relating to the Notes (together, the “Prospectus”).
     We have assumed for the purposes of the opinions set forth below that the Notes will be sold by you for reasonably equivalent consideration. We have also assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. In addition, we have assumed that the parties to the Agreement will satisfy their respective obligations thereunder.
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Mayer Brown llp
GE Equipment Midticket LLC, Series 2009-1
September 2, 2009

     On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that when the Agreement has been duly and validly executed and delivered by the parties thereto, and the Notes have been duly executed and delivered in accordance with the Agreement and sold in the manner described in the Prospectus, the Notes will be legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the headings “Legal Matters” in the Prospectus and in the Prospectus Supplement forming a part of the Registration Statement, without admitting that we are “experts” within the meaning of the term used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit or otherwise.
Very truly yours,
/s/ MAYER BROWN LLP